UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2014

Cytomedix, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	01-32518	23-3011702
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

209 Perry Parkway, Suite 7, Gaithersburg, MD 20877

(Address of Principal Executive Office) (Zip Code)

240-499-2680

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e)            On April 8, 2014, following the Compensation Committee’s recommendation, the Board of Directors (the “Board”) of Cytomedix, Inc. (the “Company”) approved an amendment to the Company’s 2013 Equity Compensation Plan (adopted by the Company’s shareholders in December 2013) (the “Plan”) which increased the number of authorized shares under the Plan from 3,000,000 to 18,000,000 shares, subject to shareholder approval. In addition, the Board also approved the following grants of options to purchase shares of the Company’s common stock under the Company’s 2013 Equity Compensation Plan, subject to authorized share availability:

Name/Office	Number of Options (1):
Martin P. Rosendale, CEO	2,624,800
Steven A. Shallcross, CFO, Executive VP (2)	1,219,900
Edward Field, COO	1,285,900
Dean Tozer, CCO (3)	1,540,800
Peter Clausen, CSO	1,311,600

(1)           The subject options vest over four year vesting period, with the vesting period commencing twelve months from the grant date where one quarter will vest and the remainder of subject options vesting in equal monthly increments over the period of thirty six months following such date. The exercise price of the subject options was $0.60 per share, the closing price of the Company’s common stock on the grant date.

(2)           In recognition for his services, the Board approved a one-time cash bonus in the amount of $60,000 payable to Mr. Shallcross.

(3)           The subject options vest over three year vesting period, with the vesting period commencing  twelve months from the grant date when one third of such options will vest and the remainder of  the subject options vesting in equal monthly  increments over the period of twenty four  months following such date. The exercise price of the  subject options was $0.60 per share, the  closing price of the Company’s common stock on the  grant date.

Item 9.01	Exhibits

NA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cytomedix, Inc.

By:	/s/ Martin P. Rosendale
Martin P. Rosendale Chief Executive Officer

Date: April 11, 2014